Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Aadi Bioscience, Inc.

Pacific Palisades, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated June 21, 2021, relating to the financial statements of Aadi Bioscience, Inc. (the “Company”) appearing in the Form 8-K/A of Aadi Bioscience, Inc. (formerly known as Aerpio Pharmaceuticals, Inc.) filed on September 24, 2021. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

San Diego, California

September 24, 2021